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                                                                   EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-64097) pertaining to the Oxford Industries, Inc. 1992 Stock Option Plan, in the Registration Statement (Form S-8 No. 333-59409) pertaining to the Oxford Industries, Inc. 1997 Restricted Stock Plan and in the Registration Statement (Form S-8 No. 333-59411) pertaining to the Oxford Industries, Inc. 1997 Stock Option Plan of our report dated June 6, 2002, with respect to the consolidated financial statements of Viewpoint International, Inc. and subsidiaries for the year ended March 31, 2002 appearing in the Current Report on Form 8-K dated April 28, 2003 of Oxford Industries, Inc.


/s/ Mahoney Cohen & Company, CPA, P.C.
Mahoney Cohen & Company, CPA, P.C.
New York, New York
April 29, 2003